Registration No. 333-151673

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM  S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	13-0871985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

New Orchard Road

Armonk, New York 10504

(Address of Principal Executive Offices)

IBM Personal Learning Accounts Plan

(Full Title of the Plan)

Maureen Sladek, Esq.

Associate General Counsel and Assistant Secretary

International Business Machines Corporation

Armonk, New York 10504

(914) 499-1900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On June 16, 2008, International Business Machines Corporation (“IBM” or the “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-151673) (the “Registration Statement”) pursuant to which IBM registered an aggregate of $100,000,000 of Unsecured Debt Obligations (“Obligations”) in the IBM Personal Learning Accounts Plan (the “PLAP”) under the Securities Act of 1933, as amended.

In November, 2011, IBM announced the suspension of the PLAP, and ceased offering all Obligations thereunder after December 15, 2011.   Accordingly, the offering of Obligations under the Registration Statement after such date was terminated.   In 2012, all remaining balances in the participant contributions accounts were distributed to the PLAP participants.   In accordance with the Undertaking set forth in Item 9(a)(iii) of the Registration Statement, the Registrant hereby amends the Registration Statement by this Post-Effective Amendment No. 1, and removes from registration all Obligations previously registered under the PLAP that remain unsold as of the termination of the offering(1).

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, as of the 3rd day of July, 2012.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Mark Loughridge
Name: Mark Loughridge
Title: Senior Vice President and Chief Financial Officer, Finance and Enterprise Transformation

The Plan. Pursuant the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, as of July 3rd, 2012.

IBM Personal Learning Accounts Plan
(Plan)

/s/ Barbara Brickmeier
By: Barbara Brickmeier
Title: Vice President, HR - Benefits

(1) IBM originally registered $100,000,000 of Obligations under the Registration Statement and paid a total registration fee of $3,930. $95,020,000 of such Obligations remain unsold. Based upon the amount of Obligations originally registered  by IBM under the Registration Statement that remain unsold, pursuant to Rule 457(p) of the Securities Act of 1933, IBM will apply $3,734 of the registration fee originally paid toward securities required to be registered under Registration Statement No. 333-168333.

2